UNITED STATES

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

_______________________

Date of Report
(Date of earliest
event reported):	January 22, 2013

THE MARCUS CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-12604	39-1139844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125

(Address of principal executive offices, including zip code)

  (414) 905-1000

(Registrant’s telephone number, including area code)

  Not Applicable

(Former name or former address, if changed since last report)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 22, 2013, The Marcus Corporation (the “Company”) entered into a Credit Agreement among the Company and several banks, including JPMorgan Chase Bank, N.A., as Administrative Agent, and U.S. Bank National Association, as Syndication Agent (the “Credit Agreement”). The Credit Agreement replaces the Company’s existing $175 million credit facility. The Company intends to use borrowings under the Credit Agreement for general corporate purposes.

The Credit Agreement provides for (a) a revolving credit facility that matures on January 22, 2018 with an initial maximum aggregate amount of availability of $175 million and (b) a $50 million term loan. The Company must repay the term loan as follows: (i) four quarterly principal installments of $625,000 commencing May 30, 2013; (ii) four quarterly principal installments of $937,500 commencing May 29, 2014; (iii) four quarterly principal installments of $1,250,000 commencing May 28, 2015; (iv) four quarterly principal installments of $1,562,000 commencing May 26, 2016; (v) three quarterly principal installments of $1,875,000 commencing May 25, 2017; and (vi) a balloon payment of $26,877,000 due at maturity on January 22, 2018. Availability under the revolving credit facility is reduced by outstanding commercial paper borrowings (none as of February 6, 2013) and outstanding letters of credit ($100,000 as of February 6, 2013). The Company may request to increase the aggregate amount of the revolving credit facility and/or term loan commitments under the Credit Agreement, including by the addition of one or more additional tranches of term loans, by an aggregate amount of up to $75 million, subject to certain conditions, which include, among other things, the absence of any default or event of default under the Credit Agreement. All borrowings under the Credit Agreement are unsecured. On January 22, 2013, the Company borrowed $49 million under the revolving credit facility in addition to the $50 million term loan to refinance the outstanding balance under the Company’s existing credit agreement and to pay certain fees and expenses in connection with the closing of the Credit Agreement.

Under the Credit Agreement, the Company has agreed to pay a facility fee, payable quarterly, equal to 0.15% to 0.25% of the total commitment, depending on the Company’s consolidated debt to total capitalization ratio, as defined in the Credit Agreement. Borrowings under the revolving credit facility and term loan bear interest, payable no less frequently than quarterly, at a rate equal to (a) LIBOR plus a specified margin between 0.85% and 1.375% (based on the Company’s consolidated debt to total capitalization ratio) or (b) a base rate (which is the greatest of (i) the Administrative Agent’s prime rate, (ii) the federal funds rate plus 0.50% or (iii) the sum of 1% plus one-month LIBOR) plus a margin (based upon the Company’s consolidated debt to capitalization ratio) specified in the Credit Agreement.

The Credit Agreement contains various restrictions and covenants applicable to the Company and certain of its subsidiaries. Among other requirements, the Credit Agreement limits the amount of priority debt (as defined in the Credit Agreement) held by restricted subsidiaries of the Company to no more than 20% of the Company’s consolidated total capitalization (as defined in the Credit Agreement), limits the Company’s permissible consolidated debt to total capitalization ratio to a maximum of 0.55 to 1.0 and requires the Company to maintain a minimum fixed charge coverage ratio (consolidated adjusted cash flow to consolidated interest and rental expense) of 3.0 to 1.0, as defined in the Credit Agreement.

The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then, among other things, the lenders may declare any outstanding obligations under the Credit Agreement to be immediately due and payable.

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The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

(4.1)	Credit Agreement, dated as of January 22, 2013, among the Company, the financial institutions party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.[1]

1 The schedules and exhibits to this document have not been filed with the Securities and Exchange Commission because they do not contain information which is material to an investment decision. The Company agrees to furnish supplementally a copy of any such schedule or exhibit to the Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MARCUS CORPORATION

Date: February 6, 2013	By	/s/ Douglas A. Neis
Douglas A. Neis
Chief Financial Officer and Treasurer

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THE MARCUS CORPORATION

Exhibit Index to Current Report on Form 8-K

Exhibit

Number

(4.1)	Credit Agreement, dated as of January 22, 2013, among the Company, the financial institutions party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

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